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                                                                  EXHIBIT 10.3

                           LASER MORTGAGE MANAGEMENT, INC.
                              DIVIDEND REINVESTMENT PLAN


1.   PURPOSE OF THE PLAN.

     The purpose of the Dividend Reinvestment Plan (the "Plan") of LASER Mortgage Management, Inc. (the "Company") is to provide existing stockholders (the "Stockholders") of the Company's outstanding common stock (the "Common Stock") and interested investors who are not Stockholders with a convenient and economical method to automatically reinvest all or a portion of their cash dividends in, and, subject to the Company's Board of Directors' determination, make periodic cash subscriptions for, shares of Common Stock. The Plan provides the Company with a means of raising additional capital for operations on an economical basis. The Plan was authorized by the Company's Board of Directors
on October    , 1997 and became effective on October    , 1997.

2.   ADMINISTRATION.

     The Plan will be administered by                          (the "Plan
Administrator"). An investor who participates in any feature of the Plan is hereafter referred to as a "Participant". The Plan Administrator keeps records, sends statements of account to each Participant, provides safekeeping for the shares and performs other duties relating to the Plan.

     The Plan Administrator will establish an account under the Plan for each Participant ("Participant's Account"). The Company will pay to the Plan Administrator all cash dividends payable with respect to shares of Common Stock owned by the Participants, including shares and fractional shares previously acquired under the Plan. The Plan Administrator will apply such funds toward the purchase of additional shares of Common Stock for the Participant's Account either directly from the Company or on the open market, as instructed by the Company.

     As soon as practicable after the purchases of shares of Common Stock have been completed, the Plan Administrator will send each Participant a statement of their account ("Account Statement"). The Account Statement will confirm the transaction and itemize any previous investment activity for the calendar year. ACCOUNT STATEMENTS SHOULD BE RETAINED BY THE PARTICIPANT FOR HIS OR HER OWN RECORDS.

3.   ADVANTAGES AND DISADVANTAGES OF THE PLAN.

     (a)  Advantages

          - The Plan provides Participants with the opportunity to purchase additional shares of Common Stock, if desired, by automatically reinvesting all or a

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               portion of their cash dividends paid on the shares of Common
               Stock in the Plan.

               In addition to the reinvestment of dividends, the Plan provides Stockholders with the opportunity to make monthly investments in Common Stock through optional cash purchases ("Optional Cash Purchases"), subject to a minimum and maximum amount. Optional Cash Purchases may be made occasionally or at regular intervals on Cash Purchase Investment Dates (as defined herein), as the Participant desires. Participants may make Optional Cash Purchases even if dividends on their shares of Common Stock are not being reinvested.

          - The Plan also provides non-Stockholders of the Company the opportunity to become Participants by making an initial cash investment (referred to as "Initial Cash Purchases" and, collectively with Optional Cash Purchases, as "Cash Purchases") in shares of Common Stock, subject to a minimum and maximum amount.

          - Shares purchased directly from the Company through dividend reinvestment under the Plan will be issued without a sales commission and may be issued at a discount, ranging from 0% to 5% (the "Discount Rate") of the Average Market Price for Dividend Reinvestments (as defined herein). If the Company should elect that the shares of Common Stock to be purchased under the Plan are to be purchased in the open market instead of directly from the Company, the Company will pay any brokerage fees or commissions on such purchases, up to 5% of the fair market value of the shares of Common Stock at the time of such purchase. Any commissions in excess of 5% will be paid by the Participants on a pro rata basis. The Discount Rate will not apply to open market purchases or to privately negotiated purchases of Common Stock.

          - Funds invested in the Plan are fully invested through the purchase of fractions of shares, as well as full shares, and proportionate cash dividends on fractions of shares are used to purchase additional shares.

          - Participants may direct the Plan Administrator to transfer, at any time and at no cost to the Participant, all or a portion of the Participant's shares in the Plan to a Participant Account for another person.

          - The Plan offers a "share safekeeping" service whereby, at no cost, Participants may deposit their Common Stock certificates with the Plan Administrator and have their ownership of such Common Stock maintained on the Plan Administrator's records as part of their Participant Account.

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          -    Participants will receive statements containing year-to-date information on all Plan transactions in a Participant's Account within a reasonable time after a transaction occurs, designed to simplify the Participants' record keeping.

     (b)  Disadvantages

          - Participants in the Plan who reinvest dividends will be treated for federal income tax purposes as having received a dividend on the dividend payment date, as declared from time to time by the Company, which occurs generally on the ____ day of the first month following the last month of each calendar quarter (the "Dividend Payment Date"); such dividend may give rise to a tax payment obligation without providing the Participant with immediate cash to pay such tax when it becomes due.

          - No interest will be paid by the Company or the Plan Administrator on dividends or funds for Cash Purchases held pending reinvestment or investment or to be returned to the Participant. In addition, Cash Purchases exceeding $5,000 per month may be subject to return to the Participant (in whole or proportionate part) without interest in the event that (i) a threshold price has been established with respect to shares to be purchased from the Company, and (ii) such threshold price is not met for any day on which the New York Stock Exchange ("NYSE") is open for trading ("Trading Day") during the twelve Trading Days prior to the date scheduled for investment of Cash Purchases for that month (the "Pricing Period").

          - Participants will have limited control regarding the specific timing of purchases and sales under the Plan. Cash Purchases under the Plan will be made at the end of the Pricing Period; thus, Participants may be unable to achieve the same level of control over purchase and sale timing that they might have for investments made outside the Plan.

          - The Company, in its sole discretion without prior notice to Participants, may change its determination as to whether shares of Common Stock will be purchased by the Plan Administrator directly from the Company or through open market or privately negotiated purchases. No Discount Rate will be applied on shares purchased under the Plan in the open market or in privately negotiated purchases, instead of directly from the Company. The Company, without prior notice to Participants, may lower or eliminate the Discount Rate on shares to be purchased directly from the Company for future investment periods. As a result, Participants will generally be unable to depend on the availability of a market discount regarding shares acquired under the Plan.

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4.   ELIGIBILITY.

     All Stockholders owning at least 100 shares or making a minimum optional subscription of $250 are eligible to participate in the Plan. A Stockholder who owns shares of Common Stock in his or its own name is referred to herein as a "Stockholder of Record." A Stockholder of Record may participate directly in the Plan. A Stockholder who beneficially owns shares of Common Stock that are registered in a name other than such Stockholder's name (for example, where shares are held in the name of a broker, bank or other nominee) is referred to herein as a "Beneficial Owner." Beneficial Owners may participate in the Plan by either (i) becoming a Stockholder of Record by having one or more shares transferred into their own name, or (ii) coordinating their participation with their broker, bank or other nominee who is the record holder to participate on their behalf.

     Stockholders of Record having addresses outside the United States and Stockholders beneficially owning Common Stock in an amount equal to or greater than 9.8% of the outstanding Common Stock (the "Ownership Limit") will not be eligible to participate in the Plan. In addition, to the extent consistent with the Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), and in accordance with the provisions of the Company's Amended and Restated Articles of Incorporation, the Company's Board of Directors may waive the Ownership Limit for, and at the request of, certain purchasers to allow participation in the Plan.

     A Stockholder may make Optional Cash Purchases of shares of Common Stock, subject to a minimum of $250 and a maximum of $5,000, and new investors, not currently Stockholders, may make Initial Cash Purchases (as defined herein) subject to a minimum of $250 and a maximum of $5,000. The Plan is intended for the benefit of investors in the Company and not for persons or entities that accumulate accounts under the Plan over which they have control for the purpose of exceeding the $5,000 per month maximum without seeking the advance approval of the Company or who engage in transactions that cause or are designed to cause aberrations in the price or trading volume of the Common Stock. Notwithstanding anything in the Plan to the contrary, the Company reserves the right to exclude from participation in the Plan, at any time, (i) persons or entities that attempt to circumvent the Plan's standard $5,000 per month maximum by accumulating accounts over which they have control or (ii) any other persons or entities, as determined in the sole discretion of the Company. For purposes of this limitation, the Company reserves the right to aggregate all Cash Purchases for Participants with more than one account using the same name, address or social security or taxpayer identification number. For Participants unable to supply a social security or taxpayer identification number, participation may be limited by the Company to only one Participant Account. Also for the purpose of such limitations, all Participant Accounts that the Company believes to be under common control or management or to have common ultimate beneficial ownership may be aggregated. In the event the Company exercises its right to aggregate investments and the result would be an investment in excess of $5,000 without a completed and approved written Request for Waiver pursuant to Section 8(b)(iii) below (a "Request for Waiver"), the Company will return, without interest, as promptly as practicable, any amount in excess of the investment limitations.

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5.   ENROLLMENT PROCEDURES.

     (a) Stockholders of Record. Stockholders of Record may participate in the Plan by delivering a completed authorization form (the "Authorization Form") to the Plan Administrator.

     (b) Beneficial Owners. Beneficial Owners may participate in the Plan; by instructing their broker, bank or other nominee to complete and sign the Authorization Form and forward it to its securities depository, which will provide the Plan Administrator with the information necessary to allow the Beneficial Owner to participate in the Plan. To facilitate participation by Beneficial Owners, the Plan is eligible for the Depository Trust Dividend Reinvestment Services. A broker and nominee form (the "Broker and Nominee Form") is required to be used for Cash Purchases of a Beneficial Owner whose broker, bank or other nominee holds the Beneficial Owner's shares in the name of a major securities depository. See "Broker and Nominee Form" below.

     (c) Non-Stockholders. Non-Stockholders of the Company may become Participants by directly delivering a completed Authorization Form to the Plan Administrator, or through coordination with their broker, bank or other nominee for Beneficial Owners, along with an Initial Cash Purchase of not less than $250 and not more than $5,000; provided, that Initial Cash Purchases of more than $5,000 may be made only if a Request for Waiver therefor is approved by the Company, as provided in 8(b)(ii) below.

     Participation in the Plan will begin upon receipt of a properly completed Authorization Form and/or Broker and Nominee Form. Thereafter, it will not be necessary to submit an additional Authorization Form and Cash Purchases may be made monthly or, periodically, at the election of the Participant.

6.   PARTICIPATION OPTIONS.

     The Authorization Form provides for the purchase of shares of Common Stock through the following participation options:

     (a) Full Dividend Reinvestment. If the "Full Dividend Reinvestment" option is elected, the Plan Administrator will apply all cash dividends on all shares of Common Stock then or subsequently registered in the Participant's name, including all whole and fractional shares of Common Stock, together with any voluntary cash contributions for Cash Purchases towards the purchase of additional shares of Common Stock;

     (b) Partial Dividend Reinvestment. If the "Partial Dividend Reinvestment" option is elected, the Plan Administrator will apply all cash dividends on the number of shares of Common Stock then registered in the Participant's name and designated in the appropriate space on the Authorization Form and all cash dividends on shares of Common Stock purchased for the

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Participant's Account pursuant to the Plan, together with any voluntary cash contributions for Cash Purchases towards the purchase of additional shares of Common Stock; and

     (c) Cash Purchases Only. If "Cash Purchases Only" is elected the Plan Administrator will only apply the voluntary cash contributions for Cash Purchases received from the Participant towards the purchase of shares of Common Stock. The investment date for Cash Purchases will occur on or about the third from the last business day of each month, or in the case of purchases in the open market, no later than the last business day of each month (the "Cash Purchase Investment Date").

     Under each of the options, any future cash dividends on shares of Common Stock credited to the Participant's Account will be automatically reinvested, including dividends on shares of Common Stock purchased with any voluntary cash contributions for Cash Purchases, until the Participant specifies otherwise or the Participant's Account is terminated. Participants may change their participation options at any time by requesting a new Authorization Form and returning it to the Plan Administrator at the address set forth below.


7.   BROKER AND NOMINEE FORM.

     The Broker and Nominee Form provides the only means by which a broker, bank or other nominee holding shares of a Beneficial Owner, or planning to hold shares of an interested investor who is not currently a Stockholder of the Company, in the name of a major securities depository may invest Cash Purchases within the minimum and maximum investment limitation established for the Plan (see "Purchase of and Price of Shares" below) on behalf of such Beneficial Owner or interested investor. A Broker and Nominee Form must be delivered to the Plan Administrator each time such broker, bank or other nominee transmits Cash Purchases. Broker and Nominee Forms will be furnished by the Plan Administrator at any time upon request.

     If a non-stockholder wishes to purchase Shares through the Plan and such Shares are to be held by a broker, bank or other nominee, the Broker and Nominee Form and appropriate instructions must be received by the Plan Administrator not later than 12:00 noon, New York City time, on the business day immediately preceding the relevant Pricing Period in order to be invested on the Cash Purchase Investment Date. If the Broker and Nominee Form is not timely received the Cash Purchase will be returned, without interest.

     Shares issued pursuant to a properly completed Broker and Nominee Form will not be deemed Plan Shares; therefore, subsequent dividends will be paid in cash unless otherwise instructed by the Beneficial Owner (See "Enrollment Procedures" above for a discussion of the requirements for Beneficial Owner participation in the reinvestment of dividends).

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8.   PURCHASE OF AND PRICE OF SHARES.

     (a) Dividend Reinvestment. Dividends shall be reinvested within fifteen days after the Dividend Payment Date (such date being the "Dividend Reinvestment Date") except where reinvestment of such funds at a later date is necessary or advisable under applicable securities laws. Under normal market conditions, the funds are expected to be reinvested on the Dividend Payment Date. With respect to the dividend reinvestment portion of the Plan, the Authorization Form (and the Broker Nominee Form if necessary) must be received by the Plan Administrator at least two business days prior to the Dividend Payment Date established for a particular dividend for a Stockholder to be eligible for reinvestment of such dividends under the Plan for that related dividend. If the Authorization Form (and Broker Nominee Form, if necessary) is not timely received, reinvestment will begin on the Dividend Reinvestment Date following the next Dividend Payment Date.

          (i) Discount Rate on Dividend Reinvestments. The price of the authorized but unissued shares of Common Stock purchased by the Plan Administrator directly from the Company pursuant to the reinvestment of dividends will be issued at the Discount Rate to the then current Average Market Price for Dividend Reinvestments (as defined below) as of the Dividend Reinvestment Date. The Discount Rate is subject to change for future dividend reinvestments, or complete discontinuance at the Company's discretion, without prior notice to the Participants after a review of current market conditions, the level of participation in the Plan and the Company's current and projected capital needs. The Discount Rate will be in effect only for purchases of shares of Common Stock directly from the Company. If the Company elects to purchase the shares in the open market or in privately negotiated transactions, the Discount Rate will not apply to such purchases for the Participant's Account.

          (ii) Price per Share for Reinvested Dividends. The "Average Market Price for Dividend Reinvestments" per share of Common Stock acquired directly from the Company under the Plan shall be the average of the daily high and low sales prices, computed to seven decimal places, of the shares of Common Stock as reported on the NYSE on the Dividend Reinvestment Date, or if no trading occurs in the Common Stock on the Dividend Reinvestment Date, the average of the high and low sales prices for the first Trading Day immediately preceding the Dividend Reinvestment Date for which trades are reported. If the Company elects to purchase the shares on the open market or in privately negotiated transactions, the price per share of Common Stock acquired through such open market or privately negotiated transactions will be the weighted average purchase price for all the Common Stock purchased by the Plan Administrator in connection with such open market purchases, without application of the Discount Rate. The Plan Administrator shall pay brokerage commissions in an amount determined by the prevailing rates at the time of purchase. Such commissions will be reimbursed by the Company, but in no event shall the Company be obligated to pay commissions in excess of five percent (5%) of the purchase price of the shares of Common Stock. Any commissions in excess of five percent (5%) will be paid by the Participants on a pro rata basis. Such open market purchases may be made, at the Plan Administrator's option, on any securities exchange

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where the shares of Common Stock are traded, in the over-the-counter market or in negotiated transactions with third persons, and may be on such terms as to price, delivery and otherwise as the Plan Administrator may determine.

     (b) Cash Purchases. A Stockholder also may make Optional Cash Purchases of shares of Common Stock, subject to a minimum of $250 and a maximum of $5,000 (except in cases covered by a Request for Waiver as discussed below). New investors, not currently Stockholders of the Company, may make Initial Cash Purchases subject to a minimum of $250 and a maximum of $5,000 (except in cases covered by a Request for Waiver). Optional Cash Purchases may be made by check, money order, wire transfer, or electronic funds transfer from a predesignated bank account. For purposes of the amount limitations on Cash Purchases, all Participant Accounts under the common control or management of a Participant may be aggregated at the Company's sole discretion. For Cash Purchases, the Plan Administrator must receive the Authorization Form and good funds at least one business day prior to the commencement of the Pricing Period for a Participant's Cash Purchase to be invested on the related Cash Purchase Investment Date. Otherwise, such authorization will be effective as of the next Cash Purchase Investment Date and the funds will be returned to the Participant as provided in
Section 8(b)(iv).

          (i) Price per Share for Cash Purchases. The "Average Market Price for Cash Purchases" per share shall be the average of the daily high and low sales prices, computed to seven decimal places, of the shares of Common Stock as reported on the NYSE during the Pricing Period prior to the related Cash Purchase Investment Date. No commission shall be paid with respect to purchases of authorized but unissued shares of Common Stock directly from the Company. If the Company elects to purchase the shares on the open market or in privately negotiated transactions, the price per share of Common Stock acquired through such open market or privately negotiated transactions will be the weighted average of the actual prices paid, computed to seven decimal places, for all the Common Stock purchased by the Plan Administrator in connection with such open market purchases, without application of the Discount Rate. The Plan Administrator shall pay brokerage commissions in an amount determined by the prevailing rates at the time of purchase. Such commissions will be reimbursed by the Company, but in no event shall the Company be obligated to pay commissions in excess of five percent (5%) of the purchase price of the shares of Common Stock. Any commissions in excess of five percent (5%) will be paid by the Participants on a pro rata basis. Such open market purchases may be made, at the Plan Administrator's option, on any securities exchange where the shares of Common Stock are traded, in the over-the-counter market or in negotiated transactions with third persons, and may be on such terms as to price, delivery, and otherwise as the Plan Administrator may determine.

          (ii) Waiver of Maximum Cash Purchase Limitation. Cash Purchases in excess of $5,000 may be made only upon acceptance in writing by the Company of a completed written Request for Waiver form from the Participant. A Request for Waiver must be received by the Company at its corporate address or by facsimile at (201) 376-5415 no later than 2:00 p.m., New

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York City time, two business days prior to the first day of the relevant
Pricing Period.  Request for Waiver forms may be obtained from the Company.
The Company may establish a discount rate different than the Discount Rate, ranging from 0% to 5% (the "Waiver Discount") regarding shares purchased from the Company for Cash Purchases exceeding $5,000 per month and approved by the Company pursuant to a Request for Waiver. Participants may obtain the applicable Waiver Discount by telephoning the Company three business days prior to the first day of the Pricing Period. It is solely within the Company's discretion as to whether any such approval for cash investments in excess of $5,000 will be granted. In deciding whether to approve a Request for Waiver, the Company will consider relevant factors including, but not limited to: whether the Plan is then acquiring newly issued or treasury shares directly from the Company or acquiring shares from third parties in the open market or in privately negotiated transactions; the Company's need for additional funds; the attractiveness of obtaining such additional funds through the sale of Common Stock as compared to other sources of funds; the purchase price likely to apply to any sale of Common Stock under the Plan; the Participant submitting the request; the extent and nature of such Participant's prior participation in the Plan; the number of shares of Common Stock held by such Participant and the aggregate amount of cash investments for which Requests for Waiver have been submitted by all Participants. If such requests are submitted for any Cash Purchase Investment Date for an aggregate amount in excess of the amount the Company is then willing to accept, the Company may honor such requests in order of receipt, pro rata or by any other method that the Company determines in its sole discretion to be appropriate. The Company anticipates that it will respond to each Request for Waiver no later than the close of business
(7:00 p.m., New York City time) two days prior to the first day of the relevant Pricing Period.

          (iii) Threshold Price. Notwithstanding anything contained herein to the contrary, the Company may establish for each Pricing Period a threshold price applicable to the purchase of newly issued shares of Common Stock purchased through cash investments made pursuant to Requests for Waiver approved by the Company (the "Threshold Price"). The Threshold Price, if any, will be established by the Company at least three business days prior to the first day of the Pricing Period, and will be established in the Company's sole discretion after a review of current market conditions and other relevant factors. Participants may obtain the applicable Threshold Price and Waiver Discount by telephoning the Company. The Threshold Price will be a stated dollar amount that the average of the high and low sale prices of the Common Stock on the NYSE for a Trading Day of the Pricing Period must equal or exceed. In the event that such Threshold Price is not satisfied for a Trading Day of the Pricing Period, then such Trading Day and the trading prices for that day will be excluded from
(A) the Pricing Period and (B) the determination of the purchase price of the Common Stock for all cash investments made pursuant to Requests for Waiver approved by the Company. Thus, for example, if the Threshold Price is not satisfied for three of the twelve Trading Days of the Pricing Period, then the purchase price of the Common Stock will be based upon the remaining nine Trading Days for which the Threshold Price was satisfied.

     Each Trading Day of a Pricing Period for which the Threshold Price is not satisfied will cause the return of a portion of any cash investments made pursuant to Requests for Waiver approved by the Company. The returned amount will equal one-twelfth of such cash investments for each Trading Day that the Threshold Price is not satisfied. Thus, for example, if the Threshold Price is not satisfied for three Trading Days, then 3/12 (i.e., 25%) of such cash investments will be returned without interest.

     The Threshold Price and return procedure discussed above apply only to Cash Purchases made pursuant to Requests for Waiver approved by the Company and not to the reinvestment of dividends or Cash Purchases that do not exceed $5,000.

          (iv) Timing and Procedure for Cash Purchases. Each month the Plan Administrator will apply a Cash Purchase for which good funds are timely received to the purchase of shares of Common Stock for the account of the Participant on the next Cash Purchase Investment Date. For funds to be invested on the next Cash Purchase Investment Date, the Plan Administrator must have received the following in a timely fashion: (i) the Authorization Form (if purchaser has not yet enrolled as a Participant) and the Broker and Nominee Form (if necessary) at least one business day before the commencement of the Pricing Period; (ii) the Request for Waiver (if applicable) no later than 2:00 p.m. New York City time two business days before the commencement of the Pricing Period; and (iii) a check, money order or wire transfer no later than one business day prior to the commencement of the related Pricing Period (the "Cash Purchase Due Date"). However, the Company, in its sole discretion, may accept funds for Cash Purchases after the Cash Purchase Due Date in the event of unanticipated delays or inadvertence by the Participant. Such check, money order or wire transfer must have cleared before the related Cash Purchase Investment Date. Wire transfers may be used only if approved verbally in advance by the Plan Administrator, and instructions for Wire Transfers can be obtained from the Plan Administrator. Checks and money orders are accepted subject to timely collection as good funds and verification of compliance with the terms of the Plan. Checks or money orders should be made payable to ________________ "______________________". Checks returned for any reason will not be resubmitted for collection. Generally, funds received for Cash Purchases which are not invested under the Plan will be returned to Participants without interest at the end of the Pricing Period; such Cash Purchases may be resubmitted by a Participant prior to the commencement of the next or a later Pricing Period. Upon a Participant's written request received by the Plan Administrator no later than two business days prior to the Pricing Period, a timely Cash Purchase not already invested under the Plan will be canceled or returned to the Participant as soon as practical. However, in the latter event, no refund of a check or money order will be made until the funds have been actually received by the Plan Administrator. In making purchases for the Participant's Account, the Plan Administrator may commingle the Participant's funds with those of other Participants in the Plan. NO INTEREST WILL BE PAID ON FUNDS HELD BY THE PLAN ADMINISTRATOR PENDING INVESTMENT OR RETURN TO THE PARTICIPANT. FUNDS FOR CASH PURCHASES DO NOT CONSTITUTE DEPOSITS OR SAVINGS

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ACCOUNTS AND ARE NOT INSURED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.


9.   INCOME TAX.

     The following discussion summarizes the principal federal income tax consequences, under current law, of participation in the Plan. It does not address all potentially relevant federal income tax matters, including consequences peculiar to persons subject to special provisions of the federal income tax law (such as banks, insurance companies, and foreign persons). The discussion is based on various rulings of the Internal Revenue Service (the "IRS") regarding several types of dividend reinvestment plans. No ruling, however, has been issued or requested regarding the Plan. THE FOLLOWING DISCUSSION IS GENERAL INFORMATION ONLY, AND PARTICIPANTS MUST CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES THAT MAY RESULT FROM PARTICIPATION IN THE PLAN AND THE DISPOSITION OF ANY SHARES OF COMMON STOCK PURCHASED PURSUANT TO THE PLAN.

     (a) Reinvested Dividends. Participants in the Plan will be treated for federal income tax purposes as having received, on the Dividend Reinvestment Date, a distribution in an amount equal to the fair market value on the date the shares of Common Stock are acquired with reinvested dividends (plus a pro rata portion of any brokerage cost incurred in the open market purchases of the shares of Common Stock). For tax purposes, the dividend received will equal the amount of the cash dividend plus the amount of the discount on the purchase of the stock. When shares of Common Stock are purchased directly from the Company, the amount of the dividend will be the full fair market value of the shares of Common Stock as of the Dividend Reinvestment Date, although the Participant may have acquired such shares of Common Stock at the Discount Rate.

     Shares of Common Stock acquired for Participants in the Plan will have an initial tax basis to the Participant equal to the amount the Participant is treated as having received as a dividend. The holding period for a share of Common Stock (including a fractional share) generally will begin on the day after the Dividend Reinvestment Date upon which the share of Common Stock was acquired.

     The reinvestment of dividends does not relieve the Participant of any income tax and will constitute a dividend to the same extent that a cash distribution would be so treated. Participants who are Qualified Plans or IRAs should be able to continue to exclude the reinvested dividends from unrelated business taxable income unless such Participants have borrowed to acquire their shares of Common Stock. The Plan Administrator will report to each Participant for tax purposes the dividends to be credited to the account as well as any discounts or costs incurred by the Company. Such information will also be furnished to the IRS to the extent required by law. In addition, the Code imposes certain reporting obligations on brokers and other intermediaries.

As a result, the Plan Administrator will be required to report to the IRS and the Participant any sale of Common Stock by it on behalf of a Participant.

     (b) Cash Purchases. As of the date hereof, the IRS is considering the appropriate treatment of Cash Purchases pursuant to a dividend reinvestment plan. If the proper treatment of the discount afforded such Cash Purchases is determined to be a distribution, Participants will be treated as having received a distribution upon the purchase of Cash Purchases in an amount equal to the excess, if any, of the fair market value of the shares of Common Stock on the date on which they were acquired (plus a pro rata portion of the brokerage costs incurred in open market purchases) over the amount of the Cash Purchases. Such shares of Common Stock will have an initial tax basis equal to the amount of the Cash Purchases plus the excess, if any, of the fair market value of the shares of Common Stock purchased over the amount of the Cash Purchases. The fair market value on an acquisition date is likely to differ from the Average Market Price for Cash Purchases for the pricing period immediately preceding the related Cash Purchase (which determines the number of shares of Common Stock acquired). The amount treated as a distribution will constitute a dividend for federal income tax purposes to the same extent that a cash distribution would be so treated. The holding period for a share of Common Stock (including fractions thereof) generally begins on the day after the Cash Purchase Investment Date upon which the share of Common Stock was acquired.

     If the IRS determines that stock purchased at a discount through the Cash Purchases is not a distribution, then the amount of the discount would not represent a dividend and the Participant would take a tax basis in the purchased stock equal to the actual purchase price paid to the Participant.

10.  VOTING.

     The Plan Administrator will not vote shares of Common Stock that it holds for a Participant's Account except as directed by the Participant.

11.  CERTIFICATES.

     Shares of Common Stock purchased under the Plan are registered in the name of a nominee and shown on each Participant's Account Statement. However, a Participant may request a certificate for any of the whole shares of Common Stock which have accumulated in such Participant's Account by writing a letter of instruction to the Plan Administrator. Each certificate issued will be registered in the name or names in which the account is maintained, unless otherwise instructed in writing. If the certificate is to be issued in a name other than the name on the Participant's Account, the Participant or Participants must have his or her signature(s) guaranteed by a commercial bank or a broker. Certificates for fractional shares of Common Stock will not be issued in any case. Dividends will continue to be paid on the cumulative holdings of both full and fractional shares of Common Stock remaining in the Participant's Account and will automatically be reinvested.

     Participants who wish to do so may deposit Common Stock certificates registered in their names with the Plan Administrator for credit under the Plan. There is no charge for such deposits and by making such deposit the Participant will be relieved of the responsibility for loss, theft or destruction of the certificate.

     Shares of Common Stock credited to a Participant's Account may not be pledged or assigned, and any attempted pledge or assignment is void. A Participant who wishes to pledge or assign shares of Common Stock credited to the Participant's Account must first withdraw such shares of Common Stock from such Participant's Account.

12.  TERMINATION OF PARTICIPATION.

     A Participant's Account may be terminated at any time by notifying the Plan Administrator in writing. With respect to the reinvestment of dividends, unless the termination notice is received by the Plan Administrator at least two business days prior to any Dividend Payment Date, it cannot be processed until after purchases made from the dividends paid have been completed and credited to Participant's Account. All dividends with a record date after the receipt of notice of termination will be sent directly to the Participant. With respect to the investment of Cash Purchases, unless the termination notice is received by the Plan Administrator at least two business days prior to the commencement of the Pricing Period, it cannot be processed until after any funds received for Cash Purchases for that Cash Purchase Investment Date have been invested. The Plan Administrator may terminate a Participant's Account by notice in writing mailed to the Participant. Once termination has been effected, the Plan Administrator will issue to the Participant, without charge, certificates for the full shares of Common Stock held in the Participant's Account or, if the Participant so requests, sell the full shares of Common Stock held under the Plan, deduct brokerage commissions, transfer taxes and a service charge (if any) and deliver the proceeds to the Participant. The Participant's interest in any fractional share of Common Stock held in such Participant's Account at termination will be paid in cash based on the average of the daily high and low sales price, computed to seven decimal places, of the shares of Common Stock as reported on the NYSE on the date of termination. A Participant also will be entitled to the uninvested portion of any funds received for Cash Purchases if notice of termination is received prior to the date when the Plan Administrator becomes obligated to pay for purchased shares of Common Stock.

     If a Participant disposes of all shares of Common Stock represented by certificates registered in his own name on the books of the Company but does not give notice of termination under the Plan, the Plan Administrator may continue to reinvest the dividends on such Participant's shares of Common Stock under the Plan until otherwise directed. A Participant will pay a $5.00 fee and brokerage commissions in the event the Participant asks the Plan Administrator to sell all of the Participant's shares of Common Stock, or a $15.00 fee and brokerage commissions for each partial sale.

     A Participant who changes his or her address must notify the Plan Administrator immediately. If a Participant changes residence to a state where the shares of Common Stock offered pursuant to the Plan are not registered or exempt from registration under applicable securities laws, the Company may deem the Participant to have terminated participation in the Plan.

13.  STOCK DIVIDENDS.

     Any stock dividends or stock splits distributed by the Company on shares of Common Stock held by the Plan Administrator for the Participant will be credited to the Participant's Account. In the event the Company makes available to its Stockholders rights to purchase additional shares of Common Stock or other securities, the Participant will receive appropriate instructions in connection with all such rights directly from the Plan Administrator in order to permit a Participant to determine what action he desires to take.

14.  RESPONSIBILITY OF THE PLAN ADMINISTRATOR.

     The Plan Administrator shall not be liable hereunder for any act done in good faith, or for any good faith omission to act, including without limitation, any claims of liability (1) arising out of failure to terminate any Participant's Account upon such Participant's death prior to receipt of notice in writing of such death and (2) with respect to the prices at which shares of Common Stock are purchased or sold for the Participant's Account and the times such purchases or sales are made.

15.  AMENDMENT OF PLAN.

     The Plan may be amended or supplemented by the Plan Administrator or the Company at any time or times, including the period between Dividend Payment Date and the related Dividend Reinvestment Date. Any such amendment may include an appointment by the Plan Administrator in its place and stead a successor bank or other Plan Administrator under these terms and conditions. Notice will be sent to Participants of any amendments as soon as practicable after such action by the Company.

16.  APPLICABLE LAW.

     The terms and conditions of this authorization shall be governed by the internal laws of the State of Maryland, without giving effect to principles of conflicts of law.

17.  EFFECTIVE DATE.

     The date of the adoption of the Plan is October __, 1997.

18.  PLAN OF DISTRIBUTION.

     Except to the extent the Plan Administrator purchases Common Stock in open market transactions, the Common Stock acquired under the Plan will be sold directly by the Company through the Plan. The Company may sell Common Stock to Stockholders (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. Such shares, including shares acquired pursuant to Request for Waivers granted with respect to the Cash Purchase feature of the Plan, may be resold in market transactions (including coverage of short positions) on any national securities exchange on which shares of Common Stock trade or in privately negotiated transactions. Under certain circumstances, it is expected that a portion of the shares of Common Stock available for issuance under the Plan will be issued pursuant to such waivers. The difference between the price such owners pay to the Company for shares of Common Stock acquired under the Plan, after deduction of the applicable discount from the Average Market Price for Cash Purchases, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions.

     Common Stock may not be available under the Plan in all states. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Common Stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

19.  INQUIRIES REGARDING THE PLAN

     All correspondence and questions regarding the Plan, a Participant's Account or the Discount Rate, Waiver Rate or Threshold Price should be directed to:

     LASER Mortgage Management, Inc.
     51 John F. Kennedy Parkway
     Short Hills, New Jersey 07078
     Telephone:     (973) 912-8770
     Facsimile:     (973) 564-7824
     Attn:  President

               or

     [Plan Administrator]

20.  EXECUTION.

     To record the adoption of the Plan as of October __, 1997, the Company has caused this Plan to be executed in the name and on behalf of the Company by a duly authorized officer.


                                        LASER MORTGAGE MANAGEMENT, INC., a
                                        Maryland corporation




                                        By:  /s/ Michael L. Smirlock
                                             ------------------------------
                                             Michael L. Smirlock, President